Exhibit 99.1

NEWS RELEASE

2108 East South Boulevard	Montgomery, Alabama 36116	Telephone 334-288-3900

FINANCIAL CONTACT:	MEDIA CONTACT:
Stephen G. Rutledge	David C. Rickey
Senior Vice President, CFO	Vice President – Public Relations
and Chief Investment Officer	(334) 613-4034
(334) 613-4500

ALFA CORPORATION COMPLETES SALE OF CONSUMER LEASING DIVISION

Montgomery, Alabama (January 3, 2006) – Alfa Corporation (Nasdaq/NM:ALFA) today announced that it has completed the previously announced sale of its commercial leasing division, OFC Capital (OFC), to a subsidiary of MidCountry Financial Corp. Terms of the sale were not disclosed.

Headquartered in Roswell, Georgia, OFC was founded in 1984 as a general equipment lessor and equipment finance company, providing leasing services throughout all 50 states. OFC was acquired by Alfa in 2000 and operated as a wholly owned subsidiary of Alfa Financial Corporation.

MidCountry Financial, headquartered in Macon, Georgia, offers community banking services through 23 offices of MidCountry Bank located throughout the Midwest and consumer finance services through offices of Heights Finance Corporation located in five states.

Alfa’s Chairman, President and Chief Executive Officer, Jerry A. Newby, commented, “Alfa decided to divest of OFC because it did not enhance our core insurance business. We will continue to operate our consumer finance company, Alfa Financial Corporation, which has been a very consistent performer over many years and affords us the opportunity to further strengthen customer relationships by offering additional services to our policyholders.

“Alfa Financial Corporation is a 42% shareholder of MidCountry Financial. We have great confidence in their management team,” Newby added, “and believe they will be able to provide OFC with focused underwriting and operating expertise.”

Alfa Corporation is engaged in insurance and financial activities through its subsidiaries. The common stock of Alfa Corporation is traded on the Nasdaq Stock Market’s National Market under the symbol ALFA.

Investors are cautioned that statements in this press release which relate to the future are, by their nature, uncertain and dependent upon numerous contingencies – including political, economic, regulatory, climatic, competitive, legal, and technological – any of which could cause actual results and events to differ materially from those indicated in such forward-looking statements. Additional information regarding these and other risk factors and uncertainties may be found in Alfa Corporation’s filings with the Securities and Exchange Commission.

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